Exhibit 8.1

August 11, 2017	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com
WFN Credit Company, LLC 3095 Loyalty Circle Columbus, Ohio 43219

Re:         World Financial Network Credit Card Master Note Trust, Series 2017-B
 Registration Statement on Form SF-3 (Nos. 333-208463 and 333-208463-01)

Ladies and Gentlemen:

We have acted as special counsel to WFN Credit Company, LLC, a Delaware limited liability company ("WFN LLC"), World Financial Network Credit Card Master Trust ("WFNMT") and World Financial Network Credit Card Master Note Trust (the "Trust"), in connection with (a) the filing by WFN LLC with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of the above-captioned Registration Statement (as amended, the "Registration Statement"), registering notes representing debt of the Trust, (b) the offering of the $400,000,000 Class A Asset Backed Notes, Series 2017-B (the "Offered Notes"), and (c) the issuance of $30,264,000 Class M Asset Backed Notes, Series 2017-B (the "Class M Notes") and $14,474,000 Class B Asset Backed Notes, Series 2017-B (the "Class B Notes" and together with the Offered Notes and the Class M Notes, the "Notes") described in the Prospectus, dated August 9, 2017 (the "Prospectus"), which has been filed by WFN LLC pursuant to Rule 424(b) under the Act.  The Notes will be issued pursuant to the Master Indenture, dated as of August 1, 2001 and as heretofore amended (the "Master Indenture"), as supplemented by an Indenture Supplement, to be dated as of August 16, 2017 (the "Indenture Supplement," and together with the Master Indenture, the "Indenture"), each between the Trust and MUFG Union Bank, National Association (formerly known as Union Bank, National Association, "Union Bank"; successor to The Bank of New York Mellon Trust Company, N.A.), as indenture trustee (the "Indenture Trustee").  The Notes are secured by a series of Investor Certificates (as defined in the Pooling and Servicing Agreement referred to below) issued pursuant to the Pooling and Servicing Agreement and the Collateral Series Supplement referred to below and designated pursuant thereto as the "Collateral Certificate."  The Collateral Certificate represents an undivided interest in the receivables in a portfolio of private label credit card accounts and related assets held by WFNMT.  The Collateral Certificate has been issued pursuant to the Second Amended and Restated Pooling and Servicing Agreement, dated as of January 17, 1996, amended and restated as of September 17, 1999 and amended and restated a second time as of August 1, 2001 and as further heretofore amended (the "Pooling and Servicing Agreement"), among WFN LLC, Comenity Bank (formerly known as World Financial Network Bank), as servicer (the "Servicer"), and Union Bank (successor to The Bank of New York Mellon Trust Company, N.A.), as trustee (the "Certificate Trustee"), and a Collateral Series Supplement, dated as of August 21, 2001 (as heretofore amended, the

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August 11, 2017

"Collateral Series Supplement"), between WFN LLC, the Servicer and the Certificate Trustee. We have examined executed copies of the Master Indenture, the Indenture Supplement, the Pooling and Servicing Agreement, the Collateral Series Supplement and the Collateral Certificate and such other documents as we have deemed necessary for the purposes of this opinion.

You have requested our opinion regarding the description of material tax consequences related to the issuance and sale of the Offered Notes as described in the Prospectus.  Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Prospectus.

Our opinion is also based on (i) the assumption that neither the Indenture Trustee nor any affiliate thereof will become either the servicer or the delegee of the servicer; (ii) the assumption that all agreements relating to the creation of the Trust and the issuance and sale of the Offered Notes will remain in full force and effect; (iii) the assumption that all agreements and documents required to be executed and delivered in connection with the issuance and sale of the Offered Notes will be so executed and delivered by properly authorized persons in substantial conformity with the drafts thereof as described in the Prospectus and the transactions contemplated to occur under such agreements and documents in fact occur in accordance with the terms thereof; and (iv) currently applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions.  This opinion is subject to the explanations and qualifications set forth under the captions "Structural Summary – Tax Status" and "Federal Income Tax Consequences" in the Prospectus.  No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.

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August 11, 2017

While the tax description does not purport to discuss all possible federal income tax ramifications of the purchase, ownership, and disposition of the Offered Notes, particularly to U.S. purchasers subject to special rules under the Internal Revenue Code of 1986, as amended,  based on the foregoing, as of the date hereof, we hereby adopt and confirm the statements set forth in the Prospectus under the headings "Structural Summary – Tax Status" and "Federal Income Tax Consequences", which discuss the federal income tax consequences of the purchase, ownership and disposition of the Offered Notes.  There can be no assurance, however, that the tax conclusions presented therein will not be successfully challenged by the IRS, or significantly altered by new legislation, changes in IRS positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.  We hereby consent to the use of our name therein and to the filing of this opinion as part of WFN LLC's Current Report on Form 8-K, filed on or about August 11, 2017, for incorporation into the Registration Statement without admitting we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this Form 8‑K.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP